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                            KELLEY OIL & GAS CORPORATION,
                                       COMPANY


                                VARIOUS SUBSIDIARIES,
                                      GUARANTORS


                                         AND


                              THE CHASE MANHATTAN BANK,
                                       TRUSTEE



                            ------------------------------



                                 FIRST SUPPLEMENT TO
                                      INDENTURE



                             DATED AS OF OCTOBER 28, 1996


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                             13 1/2% SENIOR NOTES DUE 1999

                            TABLE OF CONTENTS


                                                                 Page
                                                                 ----
    ARTICLE 1
    INCORPORATION OF INDENTURE; DEFINITIONS. . . . . . . . . .   2
    1.1  INCORPORATION OF INDENTURE. . . . . . . . . . . . . .   2
    1.2  DEFINITIONS . . . . . . . . . . . . . . . . . . . . .   2

    ARTICLE 2
    AMENDING AND MODIFYING PROVISIONS. . . . . . . . . . . . .   2

    2.1  EFFECTIVENESS OF AMENDMENTS TO THE INDENTURE. . . . .   2
    2.2  AMENDMENTS TO DEFINITIONS . . . . . . . . . . . . . .   2
    2.3  AMENDMENTS AND MODIFICATIONS TO ARTICLE 4 . . . . . .   6
    2.4  AMENDMENTS AND MODIFICATIONS TO ARTICLE SIX . . . . .   7
    2.5  AMENDMENTS TO CERTAIN CROSS-REFERENCES. . . . . . . .   8
    2.6  AMENDMENTS TO EXHIBIT A:  FORM OF SECURITY. . . . . .   9

    ARTICLE 3
    MISCELLANEOUS. . . . . . . . . . . . . . . . . . . . . . .  10
    3.1  FULL FORCE AND EFFECT . . . . . . . . . . . . . . . .  10
    3.2  MULTIPLE COUNTERPARTS . . . . . . . . . . . . . . . .  10
    3.3  HEADINGS FOR CONVENIENCE ONLY . . . . . . . . . . . .  10
    3.4  GOVERNING LAW . . . . . . . . . . . . . . . . . . . .  10
    3.5  The Trustee . . . . . . . . . . . . . . . . . . . . .  10


EXHIBIT A     Form of Security . . . . . . . . . . . . . . . . A-1

                            FIRST SUPPLEMENT TO INDENTURE


    This First Supplement to Indenture (this "First Supplement") is dated and, subject to the terms hereof, effective as of October 28, 1996, and is by and between KELLEY OIL & GAS CORPORATION, a Delaware corporation (hereinafter referred to as the "Corporation", which term includes any successor corporation permitted under the Indenture), the GUARANTORS listed as signatories hereto and THE CHASE MANHATTAN BANK, a New York banking corporation (formerly known as Chemical Bank) ("Chase"), as trustee (in such capacity, and together with any successor to the trust granted under the Indenture, herein referred to as the "Trustee").

                                W I T N E S S E T H:

    WHEREAS, the Company and the Guarantors have heretofore entered into an Indenture dated as of June 15, 1995, with the Trustee (hereinafter called the "Indenture"), under which there was issued $100,000,000 principal amount of the Company's 13 % Senior Notes Due 1999 (hereinafter called the "Notes");

    WHEREAS, Notes in the aggregate principal amount of $100,000,000 are outstanding as of the date of execution hereof;

    WHEREAS, the Company, pursuant to an Offer to Purchase and Consent Solicitation dated September 24, 1996, as amended (the "Offer/Solicitation"), offered to purchase for cash (the "Tender Offer"), upon the terms and subject to the conditions set forth in the Offer/Solicitation, any and all of the Notes at a cash price equal to $1,110 per $1,000 principal amount, plus accrued and unpaid interest through the payment date (the "Tender Offer Consideration"), and solicited consents from Holders of the Notes to certain proposed amendments (the "Proposed Amendments") to the Indenture and offered to pay to each Holder of Notes validly consenting to the Proposed Amendments prior to 5:00 p.m., New York City time on October 9, 1996, $30 for each $1,000 principal amount of Notes so validly consenting (the "Consent Payments");

    WHEREAS, it is the desire of the Company and the Holders of not less than a majority in aggregate principal amount of the Notes to make certain changes in the provisions of the Indenture by amending the Indenture to reflect the Proposed Amendments, which changes have been approved by a resolution of the respective board of directors of the Company and of Kelley Oil Corporation and by the written consent, filed with the Trustee, of the Holders of not less than a majority in aggregate principal amount of the Notes outstanding;

    WHEREAS, there has been filed with the Trustee the certificate and opinion of counsel required by section 9.05 of the Indenture; and

    WHEREAS, all the requirements of law and the by-laws and Certificates of Incorporation of the Company have been fully complied with and all other acts and things necessary to make this Supplemental Indenture a valid, binding and legal instrument for the benefit of the Holders of the Notes have been done and performed;

    NOW, THEREFORE, in consideration of the premises herein contained, and for other valuable considerations, the receipt and sufficiency of which are hereby acknowledged, the Corporation, the Guarantors and the Trustee have joined in the execution and delivery of this First Supplement.


                                   ARTICLE 1
                   INCORPORATION OF INDENTURE; DEFINITIONS

    1.1 INCORPORATION OF INDENTURE. This First Supplement constitutes a supplement to the Indenture, and the Indenture and this First Supplement shall be read together and shall have effect so far as practicable as though all of the provisions thereof and hereof are contained in one instrument.

    1.2 DEFINITIONS. All capitalized terms used herein and not otherwise defined herein shall have the respective meanings assigned to such terms in the Indenture.


                                    ARTICLE 2
                       AMENDING AND MODIFYING PROVISIONS

    2.1 EFFECTIVENESS OF AMENDMENTS TO THE INDENTURE. Notwithstanding anything contained herein to the contrary, the amendments and modifications to the Indenture contained in Sections 2.2, 2.3 and 2.4 hereof shall not become operative until the delivery to the Trustee of an Officer's Certificate of the Company certifying as to the Company's payment of, or deposit with the Depositary under the Offer/Solicitation of an amount of money sufficient to pay, the Tender Offer Consideration and the Consent Payments.

    2.2 AMENDMENTS TO DEFINITIONS. (a) Section 1.01 of the Indenture is amended by deleting in their entirety the following definitions: "Attributable Indebtedness", "Change of Control", "Dollar Equivalent", "ESOP Preferred Stock", "Net Cash Proceeds", "Oil and Gas Liens", "Permitted Convertible Exchangeable Preferred Stock Dividends" and "Senior Indebtedness"

    (b) The definitions of each of "Bank Credit Facilities", "Capital Lease Obligation", "Lien", "Permitted Indebtedness" and "Permitted Investment" contained in Section 1.01 of the Indenture are amended and restated in their entirety to read as follows:

         "    "BANK CREDIT FACILITIES" means, with respect to any Person, one or more revolving or term debt facilities or commercial paper facilities with banks or other institutional lenders, whether or not in effect on the date of this Indenture, providing for revolving credit loans, term loans, receivables financing (including through the sale of receivables to the lenders or to special purpose entities formed to borrow from the lenders against those receivables) or letters of credit."

         "    "CAPITAL LEASE OBLIGATION" of any Person means the obligation to pay rent or other payment amounts under a lease of (or other arrangement conveying the right to use) real or personal property that is required to be classified and accounted for as a capitalized lease or a liability on the face of a balance sheet of such Person in accordance with GAAP, to the extent required pursuant to GAAP."

         "    "LIEN" means, with respect to any Property, any mortgage or deed of trust, pledge, hypothecation, assignment, deposit arrangement, security interest, lien (statutory or other), charge, easement, encumbrance, preference, priority or other security or similar agreement or preferential arrangement of any kind or nature whatsoever on or with respect to such Property (including, without limitation, any conditional sale or other title retention agreement having substantially the same economic effect as any of the foregoing)."

         "    "PERMITTED INDEBTEDNESS" means any and all of the following:
         (a) Indebtedness Incurred if, after giving pro forma effect to the Incurrence of such Indebtedness and the receipt and application of the proceeds thereof, (i) the Consolidated Interest Coverage Ratio would not be less than 2.5 to 1.0 and (ii) the ratio of CNTA to Indebtedness would not be less than 1.50 to 1.00; (b) Indebtedness under Bank Credit Facilities but only to the extent that the aggregate principal amount thereof equals or is less than the greater of (i) $30 million and (ii) 12.5% of CNTA; (c) Capital Expenditure Indebtedness but only to the extent that (A) commencing January 1, 1996, such Capital Expenditure Indebtedness is Incurred during a calendar year in which the aggregate amount of estimated proved reserves of the Company and its Subsidiaries as reflected in the most recent reserve report dated not earlier than December 31 of the immediately preceding calendar year, together with the aggregate amount of estimated proved reserves of the Company and its Subsidiaries that were the subject of one or more Asset Sales after the date of this Indenture (in each case, determined on the basis of audited reserve reports), exceeds the aggregate amount of estimated proved reserves of the Company and its Subsidiaries as of January 1, 1995, and (B) the aggregate principal amount of all Capital Expenditure Indebtedness incurred under this clause (c) during 1995 or any calendar year thereafter does not exceed

         $5 million plus, with respect to calendar years subsequent to 1995, the aggregate amount of all Capital Expenditure Indebtedness that would have constituted Capital Expenditure Indebtedness permitted under this clause (c) during any prior calendar year beginning in 1995 but that was not Incurred during such prior calendar year or any subsequent calendar year preceding the calendar year in which the determination is being made; (d) Indebtedness outstanding on the date of this Indenture; (e) Indebtedness of (i) the Company evidenced by the Securities and (ii) the Guarantors evidenced by the Subsidiary Guarantees; (f) Indebtedness in connection with one or more standby letters of credit, Guarantees or performance bonds issued in the ordinary course of business and not in connection with the borrowing of money or the obtaining of advances or credit (other than advances or credit on open account, includable in current liabilities, for goods and services in the ordinary course of business and on terms and conditions which are customary in the Oil and Gas Business and other than the extension of credit represented by such letter of credit, Guarantee or performance bond itself), PROVIDED that the aggregate face amount of all such standby letters of credit and performance bonds, together with the aggregate principal amount of all Indebtedness covered by such Guarantees, at any time outstanding shall not exceed $2.5 million; (g) Indebtedness under (i) Interest Rate Protection Agreements, PROVIDED that the obligations under such agreements are related to payment obligations on Indebtedness otherwise permitted by the terms of this covenant, and (ii) Oil and Gas Purchase and Sales Contracts; (h) Indebtedness of the Company owed to any of its Wholly Owned Subsidiaries and Indebtedness of any Subsidiary of the Company owed to the Company or a Wholly Owned Subsidiary of the Company; (i) Indebtedness Incurred in exchange for, or the proceeds of which are used to refinance, Indebtedness referred to in the immediately preceding clauses (a) through (h) or Indebtedness previously Incurred pursuant to this clause (i), PROVIDED that the Indebtedness so Incurred (i) is in an aggregate principal amount not in excess of the aggregate principal amount then outstanding of the Indebtedness being exchanged or refinanced (or, if such Indebtedness being refinanced provides for an amount less than the principal amount thereof to be due and payable upon a declaration of acceleration thereof, such lesser amount as of the date of determination), plus the amount of expenses reasonably incurred by the Company in connection with such refinancing, (ii) has a Stated Maturity no earlier than the

         Stated Maturity of the Indebtedness being exchanged or refinanced,
         (iii) has an Average Life at the time it is Incurred that is equal to or greater than the Average Life of the Indebtedness being exchanged or refinanced and (iv) is subordinated in right of payment to the Securities to at least the same extent, if any, as the Indebtedness being exchanged or refinanced; and (j) accounts payable or other obligations of the Company or any of its Subsidiaries to trade creditors created or assumed by such Persons in the ordinary course of business in connection with the obtaining of goods or services. The Company may Incur Indebtedness under a single debt facility or instrument in reliance on two or more clauses within the definition of Permitted Indebtedness."

         "    "PERMITTED INVESTMENT" means (a) Permitted Short-Term
         Investments, (b) Investments in property, plant, equipment and other assets used in the ordinary course of the Oil and Gas Business and Permitted Business Investments, (c) negotiable instruments held for collection, outstanding travel, moving and other like advances to officers, employees and consultants, lease, utility and other similar deposits, or stock, obligations or securities received in settlement of debts owing to the Company as a result of the foreclosure, perfection or enforcement of any Lien or Indebtedness, in each of the forgoing cases in the ordinary course of business of the Company, (d) the acquisition of Capital Stock and Redeemable Stock of either of the Programs from the holders thereof (other than the Company or any of its Subsidiaries), (e) Investments in the form of securities received from Asset Sales, (f) Incurring or advancing Permitted Indebtedness and (g) Investments by the Company in the form of one or more promissory notes issued to the Company by the Plan for the purpose of financing purchases of common Capital Stock of the Company otherwise issued in accordance with the terms of this Indenture, PROVIDED that the aggregate outstanding principal amount of all such promissory notes may not at any time exceed $7.5 million."

    (c) Section 1.02 of the Indenture is amended and restated in its entirety to read as follows:

    "SECTION 1.02.  OTHER DEFINITIONS.

                                                                         Defined
                                                                           in
Term                                                                     Section
----                                                                     -------
"Bankruptcy Law" . . . . . . . . . . . . . . . . . . . . . . . . . . .   6.01
"covenant defeasance option" . . . . . . . . . . . . . . . . . . . . .   8.01(b)
"Custodian". . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   6.01
"DTC". . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   2.03
"Event of Default" . . . . . . . . . . . . . . . . . . . . . . . . . .   6.01
"legal defeasance option". . . . . . . . . . . . . . . . . . . . . . .   8.01(b)
"Paying Agent" . . . . . . . . . . . . . . . . . . . . . . . . . . . .   2.03
"Registrar". . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   2.03
"Surviving Entity" . . . . . . . . . . . . . . . . . . . . . . . . . .   5.01"

    2.3 AMENDMENTS AND MODIFICATIONS TO ARTICLE 4. Article 4 of the Indenture is amended and restated in its entirety to read as follows:

                                  "ARTICLE 4
                                   COVENANTS

         SECTION 4.01. PAYMENT OF SECURITIES. The Company shall promptly pay the principal of and interest on the Securities on the dates and in the manner provided in the Securities and in this Indenture. Principal and interest shall be considered paid on the date due if on such date the Trustee or the Paying Agent holds in accordance with this Indenture money sufficient to pay all principal and interest then due and the Trustee or the Paying Agent, as the case may be, is not prohibited from paying such money to the Securityholders on that date pursuant to the terms of this Indenture.

         The Company shall pay interest on overdue principal at the rate specified therefor in the Securities, and it shall pay interest on overdue installments of interest at the same rate to the extent lawful.

         SECTION 4.02. SEC REPORTS. The Company shall file with the Trustee and provide Securityholders, within 30 days after it files them with the SEC, copies of its annual report and the information, documents and other reports which the Company is required to file with the SEC pursuant to
    Section 13 or 15(d) of the Exchange Act. Notwithstanding that the Company may not be required to remain subject to the reporting requirements of
    Section 13 or 15(d) of the

    Exchange Act, the Company shall continue to file with the SEC and provide the Trustee and Securityholders with the annual reports and the information, documents and other reports which are specified in Sections 13 and 15(d) of the Exchange Act. The Company also shall comply with the other provisions of TIA Section 314(a).

         SECTION 4.03. COMPLIANCE CERTIFICATE. The Company shall deliver to the Trustee within 120 days after the end of each fiscal year of the Company an Officers' Certificate stating that in the course of the performance by the signers of their duties as Officers of the Company they would normally have knowledge of any Default and whether or not the signers know of any Default that occurred during such period. If they do, the certificate shall describe the Default, its status and what action the Company is taking or proposes to take with respect thereto. The Company also shall comply with TIA Section 314(a)(4).

         SECTION 4.04. FURTHER INSTRUMENTS AND ACTS. Upon request of the Trustee, the Company will execute and deliver such further instruments and do such further acts as may be reasonably necessary or proper to carry out more effectively the purpose of this Indenture.

         SECTION 4.05. LIMITATION ON CONDUCT OF BUSINESS. The Company and its Subsidiaries will be operated in a manner such that their business activities will be the Oil and Gas Business."

    2.4 AMENDMENTS AND MODIFICATIONS TO ARTICLE SIX. Section 6.01 of the Indenture is amended and restated in its entirety to read as follows:

         "SECTION 6.01.  EVENTS OF DEFAULT.  An "Event of Default" occurs if:

              (a) the Company fails to make any payment of interest on any Security when the same becomes due and payable and such failure continues for a period of 30 days;

              (b) the Company (i) fails to make any payment of the principal of (or premium, if any, on) any Security when the same becomes due and payable at its Stated Maturity, upon redemption, upon declaration or otherwise, or (ii) fails to redeem Securities when required pursuant to this Indenture or the Securities;

             (c) the Company or any of its Subsidiaries pursuant to or within the meaning of any Bankruptcy Law:

                    (i) commences a voluntary case;

                   (ii) consents to the entry of an order for relief against it in an involuntary case;

                  (iii) consents to the appointment of a Custodian of it or
             for any substantial part of its property; or

                   (iv) makes a general assignment for the benefit of its
             creditors;

         or takes any comparable action under any foreign laws relating to insolvency; or

             (d) a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that:

                    (i) is for relief against the Company or any of its
             Subsidiaries in an involuntary case;

                   (ii) appoints a Custodian of the Company or any of its
             Subsidiaries or for any substantial part of its property; or

                  (iii) orders the winding up or liquidation of the Company or any Guarantor;

    or any similar relief is granted under any foreign laws and the order or decree remains unstayed and in effect for 60 days.

         The foregoing will constitute Events of Default whatever the reason for any such Event of Default and whether it is voluntary or involuntary or is effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body.

         The term "Bankruptcy Law" means Title 11, UNITED STATES CODE, or any similar Federal or state law for the relief of debtors. The term "Custodian" means any receiver, trustee, assignee, liquidator, custodian or similar official under any Bankruptcy Law."

    2.5 AMENDMENTS TO CERTAIN CROSS-REFERENCES. (a) All cross-references contained in the Indenture to Section 6.01(f) are hereby amended so that such cross-references are to Section 6.01(c).

    (b) All cross-references contained in the Indenture to Section 6.01(g) are hereby amended so that such cross-references are to Section 6.01(d).

    (c) Section 8.01(b) of the Indenture is hereby amended and restated in its entirety to read as follows:

         "    (b)  Subject to Sections 8.01(c), 8.02 and 8.06, the Company at
         any time may terminate (i) all its obligations under the Securities and this Indenture ("legal defeasance option") or (ii) its obligations under Sections 4.04 and 4.05 and clauses (c) and (d) of Section 5.01 ("covenant defeasance option"). The Company may exercise its legal defeasance option notwithstanding its prior exercise of its covenant defeasance option.

              Subject to Section 8.06, if the Company exercises its legal defeasance option, payment of the Securities may not be accelerated because of an Event of Default. Subject to Section 8.06, if the Company exercises its covenant defeasance option, payment of the Securities may not be accelerated because of an Event of Default specified in Sections 6.01(c) or 6.01(d) (except to the extent covenants or agreements referenced in such Sections remain applicable).

              Upon satisfaction of the conditions set forth herein and upon request of the Company, the Trustee shall acknowledge in writing the discharge of those obligations that the Company terminates."

    (d) Section 10.02(b) is hereby amended and restated in its entirety to read as follows:

         "    (b)  In the event of a sale or other disposition of all or substantially all of the assets of any Guarantor, by way of merger, consolidation or otherwise, or a sale or other disposition of all of the Capital Stock of such Guarantor, then such Guarantor (in the event of a sale or other disposition, by way of such a merger, consolidation or otherwise, of all of the Capital Stock of such Guarantor) or the Person acquiring the property (in the event of a sale or other disposition of all or substantially all of the assets of such Guarantor) will be released and relieved of any obligations under its Subsidiary Guarantees."

    2.6 AMENDMENTS TO EXHIBIT A: FORM OF SECURITY. Exhibit A to the Indenture, containing the Form of Security is hereby amended and restated in its entirety as set forth on EXHIBIT A hereto.

                                   ARTICLE 3
                                 MISCELLANEOUS

    3.1 FULL FORCE AND EFFECT. The Indenture, as supplemented by this First Supplement, remains in full force and effect and is hereby ratified and confirmed as the valid and binding obligation of the parties hereto. Except as expressly modified herein, all terms, provisions and conditions of the Indenture will remain unchanged and are and shall remain in full force and effect for the full term thereof, and this First Supplement shall be interpreted with the Indenture as one and the same instrument.

    3.2 MULTIPLE COUNTERPARTS. This First Supplement may be executed in multiple counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument.

    3.3 HEADINGS FOR CONVENIENCE ONLY. The headings of the Sections of this First Supplement are used for convenience of reference only and shall not be deemed to affect the meaning or construction of any of the provisions hereof.

    3.4 GOVERNING LAW. This First Supplement shall be governed by, and construed in accordance with, the laws of the State of New York but without giving effect to the applicable principles of conflicts of law to the extent that the application of laws of another jurisdiction would be required thereby.

    3.5 THE TRUSTEE. The Trustee shall not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this First Supplement or for or in respect of the recitals contained herein, all of which recitals are made solely by the Company and the Guarantors.


                        (SIGNATURES ON FOLLOWING PAGE)

    IN WITNESS WHEREOF, the parties hereto have caused this First Supplement to be executed and delivered effective as of the date first mentioned hereinabove.



                                              KELLEY OIL & GAS CORPORATION


                                              By /s/ WILLIAM C. RANKIN
                                                 -----------------------------
                                              Name:  William C. Rankin
                                                    --------------------------
                                              Title:  Senior Vice President
                                                     -------------------------



                                              THE CHASE MANHATTAN BANK, as
                                              Trustee


                                              By /s/ ANDREW M. DECK
                                                 -----------------------------
                                                     Authorizing Signatory



                                              GUARANTORS:

                                              KELLEY OPERATING COMPANY, LTD.

                                              By:  Kelley Oil Corporation
                                                   Managing General Partner


                                              By /s/ WILLIAM C. RANKIN
                                                 -----------------------------
                                              Name:  William C. Rankin
                                                    --------------------------
                                              Title:  Senior Vice President
                                                     -------------------------



                                                 KELLEY OIL CORPORATION


                                                 By /s/ WILLIAM C. RANKIN
                                                    --------------------------
                                                 Name:  William C. Rankin
                                                       -----------------------
                                                 Title:  Senior Vice President
                                                        ----------------------

                                                                       EXHIBIT A

                         [FORM OF FACE OF SECURITY]

    Unless this certificate is presented by an authorized representative of The Depository Trust Company (55 Water Street, New York, New York) ("DTC"), to the issuer or its agent for registration of transfer, exchange or payment, and any certificate issued is registered in the name of Cede & Co. or such other name as may be requested by an authorized representative of DTC (and any payment is made to Cede & Co. or such other entity as may be requested by an authorized representative of DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL inasmuch as the registered owner hereof, Cede & Co., has an interest herein.(1)

                                                           CUSIP NO. 487906 AA 7

No.                                    $

                         13 1/2% Senior Notes Due 1999

    Kelley Oil & Gas Corporation, a Delaware corporation, promises to pay to
                      , or registered assigns, the principal sum of Dollars on June 15, 1999.

    Interest Payment Dates:  June 15 and December 15.

    Record Dates:  June 1 and December 1.

    Additional provisions of this Security are set forth on the other side of this Security.

Dated:
       ------------------------

                                               KELLEY OIL & GAS CORPORATION


                                               By
                                                  -----------------------------
                                                           President


                                               --------------------------------
                                                           Secretary



---------------------------

(1) This paragraph should be included only if the Security is issued in global form.

TRUSTEE'S CERTIFICATE OF
 AUTHENTICATION

THE CHASE MANHATTAN BANK,
 as Trustee, certifies that this
 is one of the Securities referred
 to in the Indenture.



By
   -----------------------------
        Authorized Officer

                      [FORM OF REVERSE SIDE OF SECURITY]

                        13 1/2% Senior Notes Due 1999

1.   INTEREST

     Kelley Oil & Gas Corporation, a Delaware corporation (such corporation, and its successors and assigns under the Indenture hereinafter referred to, being herein called the "Company"), promises to pay interest on the principal amount of this Security at the rate per annum shown above. The Company will pay interest semiannually on June 15 and December 15 of each year. Interest on the Securities will accrue from the most recent date to which interest has been paid or, if no interest has been paid, from June 19, 1995. Interest will be computed on the basis of a 360-day year of twelve 30-day months. The Company shall pay interest on overdue principal at the rate borne by the Securities, and it shall pay interest on overdue installments of interest at the same rate to the extent lawful.

2.   METHOD OF PAYMENT

     The Company will pay interest on the Securities (except defaulted interest) to the Persons who are registered holders of Securities at the close of business on the June 1 or December 1 next preceding the interest payment date even if Securities are canceled after the record date and on or before the interest payment date. Holders must surrender Securities to a Paying Agent to collect principal payments. The Company will pay principal and interest in money of the United States of America that at the time of payment is legal tender for payment of public and private debts. However, the Company may pay principal and interest by check payable in such money. It may mail an interest check to a Holder's registered address.

3.   PAYING AGENT AND REGISTRAR

     Initially, the Trustee will act as Paying Agent and Registrar. The Company may appoint and change any Paying Agent or Registrar without notice. The Company or any of its domestically incorporated Wholly Owned Subsidiaries may act as Paying Agent or Registrar.

4.   INDENTURE

     The Company issued the Securities under an Indenture dated as of June 15, 1995, as amended by the First Supplement thereto dated October 28, 1996 (the "Indenture"), among the Company, the Guarantors and the Trustee. The terms of the Securities include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939 (15 U.S.C. Sections 77aaa-77bbbb) as in effect on the date of the Indenture (the "Act"). Terms defined in the Indenture and not defined herein have the meanings ascribed thereto in the Indenture. The Securities are subject to all such terms, and Securityholders are referred to the Indenture and the Act for a statement of those terms.

     The Securities are general unsecured obligations of the Company limited to $100,000,000 aggregate principal amount (subject to Section 2.07 of the Indenture).

5.   OPTIONAL REDEMPTION

     In the event the Company consummates one or more Equity Offerings before June 15, 1997, the Company may, at its option, prior to June 15, 1997, redeem up to $25 million of the aggregate principal amount of the Securities with all or a portion of the aggregate net proceeds to the Company from such Equity Offerings at a redemption price of 112% of the aggregate principal amount of the Securities so redeemed, plus accrued and unpaid interest due thereon to the date of redemption; PROVIDED, HOWEVER, that following any such redemption, at least $75 million in aggregate principal amount of the Securities remains outstanding.

6.   NOTICE OF REDEMPTION

     Notice of redemption will be mailed at least 30 days but not more than 60 days before the redemption date to each Holder of Securities to be redeemed at his registered address. Securities in denominations larger than $1,000 may be redeemed in part but only in whole multiples of $1,000. If money sufficient to pay the redemption price of and accrued interest on all Securities (or portions thereof) to be redeemed on the redemption date is deposited with the Paying Agent on or before the redemption date and certain other conditions are satisfied, on and after such date interest ceases to accrue on such Securities (or such portions thereof) called for redemption.

7.   RANKING AND GUARANTEES.

     The Securities are general senior unsecured obligations of the Company. The Company's obligation to pay principal, premium, if any, and interest with respect to the Securities is unconditionally guaranteed on a senior basis, jointly and severally, by the Guarantors pursuant to Article 10 of the Indenture. Certain limitations to the obligations of the Guarantors are set forth in further detail in the Indenture.

8.   DENOMINATIONS; TRANSFER; EXCHANGE

     The Securities are in registered form without coupons in denominations of $1,000 and whole multiples of $1,000. A Holder may register the transfer of or exchange Securities in accordance with the Indenture. The Registrar may require a Holder, among other things, to furnish appropriate endorsements or transfer documents and to pay any taxes and fees required by law or permitted by the Indenture. The Registrar need not register the transfer of or exchange any Securities selected for redemption (except, in the case of a Security to be redeemed in part, the portion of the Security not to be redeemed) or any Securities for a period of 15 days before a selection of Securities to be redeemed or 15 days before an interest payment date.

9.   PERSONS DEEMED OWNERS

     The registered Holder of this Security may be treated as the owner of it for all purposes.

10.  UNCLAIMED MONEY

     If money for the payment of principal or interest remains unclaimed for two years, the Trustee or Paying Agent shall pay the money back to the Company at its request unless an abandoned property law designates another Person. After any such payment, Holders entitled to the money must look only to the Company and not to the Trustee for payment.

11.  DISCHARGE AND DEFEASANCE

     Subject to certain conditions, the Company at any time may terminate some or all of its obligations under the Securities and the Indenture if the Company deposits with the Trustee money or U.S. Government Obligations for the payment of principal and interest on the Securities to redemption or maturity, as the case may be.

12.  AMENDMENT, WAIVER

     Subject to certain exceptions set forth in the Indenture, (i) the Indenture or the Securities may be amended with the written consent of the Holders of at least a majority in principal amount outstanding of the Securities and (ii) any default or noncompliance with any provision may be waived with the written consent of the Holders of a majority in principal amount outstanding of the Securities. Subject to certain exceptions set forth in the Indenture, without the consent of any Securityholder, the Company and the Trustee may amend the Indenture or the Securities to cure any ambiguity, omission, defect or inconsistency, or to comply with Article 5 of the Indenture, or to provide for uncertificated Securities in addition to or in place of certificated Securities, or to add guarantees with respect to the Securities or release any guaranty to the extent permitted in the Indenture, or to secure the Securities, or to add additional covenants or surrender rights and powers conferred on the Company, or to comply with any request of the SEC in connection with qualifying the Indenture under the Act, or to make certain changes in the subordination provisions, or to make any change that does not adversely affect the rights of any Securityholder.

13.  DEFAULTS AND REMEDIES

     Under the Indenture, Events of Default include (i) default for 30 days in payment of interest on the Securities; (ii) default in payment of principal on the Securities at maturity, upon redemption pursuant to paragraph 5 of the Securities, upon acceleration or otherwise, or failure by the Company to redeem Securities when required; and (iii) certain events of bankruptcy or insolvency with respect to the Company and any Subsidiary. If an Event of Default occurs and is continuing, the Trustee or the Holders of at least 25% in principal amount of the Securities may declare all the Securities to be due and payable. Certain events of bankruptcy or insolvency are Events of Default which will result in the Securities being due and payable immediately upon the occurrence of such Events of Default.

     Securityholders may not enforce the Indenture or the Securities except as provided in the Indenture. The Trustee may refuse to enforce the Indenture or the Securities unless it receives reasonable indemnity or security. Subject to certain limitations, Holders of a majority in principal amount of the Securities may direct the Trustee in its exercise of any trust or power. The Trustee may withhold from Securityholders notice of any continuing Default (except a Default in payment of principal or interest) if it determines that withholding notice is in the interest of the Holders.

14.  TRUSTEE DEALINGS WITH THE COMPANY

     Subject to certain limitations imposed by the Act, the Trustee under the Indenture, in its individual or any other capacity, may become the owner or pledgee of Securities and may otherwise deal with and collect obligations owed to it by the Company or its Affiliates and may otherwise deal with the Company or its Affiliates with the same rights it would have if it were not Trustee.

15.  NO RECOURSE AGAINST OTHERS

     A director, officer, employee or stockholder, as such, of the Company, a Guarantor or the Trustee shall not have any liability for any obligations of the Company or the Guarantors under the Securities or the Indenture or for any claim based on, in respect of or by reason of such obligations or their creation. By accepting a Security, each Securityholder waives and releases all such liability. The waiver and release are part of the consideration for the issue of the Securities.

16.  AUTHENTICATION

     This Security shall not be valid until an authorized officer of the Trustee (or an authenticating agent) manually signs the certificate of authentication on the other side of this Security.

17.  ABBREVIATIONS

     Customary abbreviations may be used in the name of a Securityholder or an assignee, such as TEN COM (=tenants in common), TEN ENT (=tenants by the entireties), JT TEN (=joint tenants with rights of survivorship and not as tenants in common), CUST (=custodian), and U/G/M/A (=Uniform Gift to Minors
Act).

18.  CUSIP NUMBERS

     Pursuant to a recommendation promulgated by the Committee on Uniform Security Identification Procedures the Company has caused CUSIP numbers to be printed on the Securities and has directed the Trustee to use CUSIP numbers in notices of redemption as a convenience to Securityholders. No representation is made as to the accuracy of such numbers either as printed on the Securities or as contained in any notice of redemption and reliance may be placed only on the other identification numbers placed thereon.

     THE COMPANY WILL FURNISH TO ANY SECURITYHOLDER UPON WRITTEN REQUEST AND WITHOUT CHARGE TO THE SECURITYHOLDER A COPY OF THE INDENTURE WHICH HAS IN IT THE TEXT OF THIS SECURITY IN LARGER TYPE. REQUESTS MAY BE MADE TO:

                 Kelley Oil & Gas Corporation
                 601 Jefferson, Suite 1100
                 Houston, TX   77002
                 Attention of Chief Financial Officer

                                ASSIGNMENT FORM


    To assign this Security, fill in the form below:

    I or we assign and transfer this Security to


    (Print or type assignee's name, address and zip code)

    (Insert assignee's soc. sec. or tax I.D. No.)


and irrevocably appoint                           agent to transfer this
Security on the books of the Company. The agent may substitute another to act for him.


-------------------------------------------------------------------------------

Date:                    Your Signature:
      -----------------                  --------------------------------------

-------------------------------------------------------------------------------


Sign exactly as your name appears on the other side of this Security.

                SCHEDULE OF EXCHANGES OF DEFINITIVE SECURITY(2)


     The following exchanges of a part of this Global Security for Definitive Securities have been made:


-------------------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------------------
                                                             Principal Amount
                   Amount of decrease   Amount of increase   of this Global       Signature of
                   in Principal         in Principal         Security following   authorized officer of
                   Amount of this       Amount of this       such decrease        Trustee or Security
Date of Exchange   Global Security      Global Security      (or increase)        Custodian
-------------------------------------------------------------------------------------------------------

-------------------------------------------------------------------------------------------------------

-------------------------------------------------------------------------------------------------------

-------------------------------------------------------------------------------------------------------

-------------------------------------------------------------------------------------------------------

-------------------------------------------------------------------------------------------------------

-------------------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------------------





---------------------------
(2) This should be included only if the Security is issued in global form.

                                                                     EXHIBIT A-1


                         FORM OF NOTATION ON SECURITY
                            RELATING TO GUARANTEE


     The Guarantors (as defined in the Indenture), jointly and severally, have unconditionally guaranteed the due and punctual payment of the principal of, premium, if any, and interest on the Securities, and all other amounts due and payable under the Indenture and the Securities by the Company, whether at maturity, acceleration, redemption, repurchase or otherwise, including, without limitation, the due and punctual payment of interest on the overdue principal of, premium, if any, and interest on the Securities, to the extent lawful.

     The obligations of the Guarantors pursuant to the Subsidiary Guarantee are subject to the terms and limitations set forth in Article 10 of the Indenture, and reference is made thereto for the precise terms of the Subsidiary Guarantee.

                                               [NAME OF EACH GUARANTOR]



                                               By:
                                                   ----------------------------
                                               Name:
                                                    ---------------------------
                                               Title:
                                                      -------------------------